Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 25, 2014, with respect to the financial statements of London Bay – VL Acquisition Company, LLC included in the Current Report on Form 8-K/A of InterCloud Systems, Inc. filed on December 24, 2014, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said report in the Registration Statement of InterCloud Systems, Inc., and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

April 7, 2015